UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 27, 2006 (June 26, 2006)

Date of Report (Date of earliest event reported)

EPIQ SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Missouri	0-22081	48-1056429
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

501 Kansas Avenue
Kansas City, Kansas 66105

(Address of principal executive offices)

(913) 621-9500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

On June 26, 2006, EPIQ Systems, Inc. (“EPIQ”) amended its Amended and Restated Credit and Security Agreement arranged by KeyBank, National Association. The credit facility consists of a $100 million revolving credit facility, of which $93.0 million was outstanding at March 31, 2006, and a $25 million term loan, of which $17.0 million was outstanding at March 31, 2006.

The amendment to the credit agreement (i) extends the maturity of the term loan from August 15, 2006, to June 30, 2007, and (ii) provides that a 2.0% increase in the interest rate spread over LIBOR for the interest accruing on the term loan, which increase otherwise would have gone into effect on July 1, 2006, will not go into effect until April 16, 2007. The amendment also provides for a future reduction of the interest rate on both the term and revolving loans in certain circumstances. In conjunction with the amendment, EPIQ paid down the principal amount of the term loan to $15.0 million. As of June 26, 2006, the revolving credit facility had an outstanding balance of $89.0 million.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibit is filed with this report:

10.1                           Third Amendment Agreement dated as of June 26, 2006, amending the Amended and Restated Credit and Security Agreement dated as of November 15, 2005, among EPIQ Systems, Inc., the Lenders named therein, and KeyBank, National Association, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIQ SYSTEMS, INC.

Date: June 27, 2006

	By:	/s/ Tom W. Olofson
	Name:	Tom W. Olofson
	Title:	Chairman of the Board, Chief Executive Officer and Director